SECURITIES AND EXCHANGE COMMISSION Washington, D.C 20549.
---------------------------------- FORM 8-K CURRENT REPORT -----------------------------------
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 12, 2003
Commission File Number 0-1678
BUTLER NATIONAL CORPORATION (Exact name of Registrant as specified in its charter)
Kansas (State of Incorporation)	41-0834293 (I.R.S. Employer Identification No.)
19920 West 161st Street, Olathe, Kansas 66062 (Address of Principal Executive Office)(Zip Code)
Registrant's telephone number, including area code: (913) 780-9595
Former name, former address and former fiscal year if changed since last report: Not Applicable

Item 5.	Other Events

Butler National Corporation reported that on March 12, 2003 at 10:30 A.M. a presentation was made by Doug Lawrence, a representative of Butler National Corporation, in Topeka, Kansas. The presentation is as follows:

Testimony before Senate Federal and State Affairs Committee On Behalf of Butler National Corporation

By Doug Lawrence Capitol Consulting Group 800 SW Jackson, Suite 1300 Topeka, Kansas 66612

March 12, 2003

About Butler National Corporation:

Butler National is a Kansas Corporation based in Olathe, with facilities in Newton as well as other facilities in Florida and Arizona. Last year, Governor Bill Graves named Butler National 2002 Kansas Exporter of the year. The company provides a number of aviation modification services, avionics, defense electronics, environmental monitoring equipment and gaming management services.

Butler National Service Corporation provides management services for operation of the Stables, an Indian gaming facility in Miami Oklahoma.

Butler National Corporation supports SB 249 with modifications:

SB 249 provides an opportunity for a community that wants to enhance its local tourism efforts with a gaming facility to work with the Kansas Lottery and a developer to bring such a facility. Local approval is required, including a vote of the people.

SB 249 also provides a mechanism to enhance the operations of Horse and Dog tracks in the state and to provide benefits to the associated agricultural community.

Most Importantly, SB 249 offers the state a much-needed opportunity to increase its revenue base, at a time when the state faces significant budget shortfalls. We believe with some modifications, SB 249 offers a framework that can provide significant new revenues for the state in FY 2004, if properly structured.

The Bill structure should:

    Generate significant state revenues in FY 2004.
    Comply fully with the 1993 Kansas Supreme Court decision on the lottery.
    Provide a financial structure that offers a sustainable business plan that gives managers reasonable access to financial markets, and an opportunity to make a profit, while giving the state the maximum potential revenue stream.
    Be non-exclusive.
    Not offer managers an indefinite franchise to operate these games.

In light of the structure we have outlined we would propose a number of changes to SB 249.

State Revenue Accelerator

We would suggest the addition of a requirement that, as the final step in the licensing and authorization process, the proposed operator be required to make a payment to the state of $15,000 per authorized machine. That payment would be an acceleration of a portion of the state's share of future revenues, and would be recovered by deducting the advanced payment from the state's share of revenues over the course of a 5-year period. This provision would apply to all facilities authorized to conduct games, both racetrack and stand alone facilities.

We believe this accelerator has the potential of generating more than $150 million for the state in FY 2004.

Model Business Structure after Federal Indian Gaming Regulatory Act

IGRA contains standards for approved management contracts, in which vendors provide management services and financing for construction and operation of Indian owned gaming facilities.

We suggest that those standards apply to stand-alone authorized facilities.
    State would receive 70% of the net revenue after expenses.
    Manager would receive 30% of the net revenue after expenses.
    Expenses defined as outlined in IGRA, subject to negotiation with the Kansas Lottery.
    Financing arranged and provided by the manager.
    Contract terms limited to 7 years with transfer of the building to the state at the end of the contract period.

Why use the IGRA Model?

This model is functioning already in Kansas with the Indian Gaming Facilities. It is a business model that Butler National has successful operation experience with in Oklahoma.

Investment bankers, banks and others who would finance these facilities understand this model. It is demonstrated in Kansas and other markets where gaming is emerging.

This model increases the state's participation in the upside of financial models. This model can generate significantly more revenue for the state than that proposed by the racing industry.

This model meets a strict interpretation of the 1993 Kansas Supreme Court Case, which established the 'owned and operated' test.

We are proposing that the IGRA model apply only to the stand-alone facilities, however we believe that it would work in all cases.

Dedicated Funding

Most bills have predefined percentages of revenue to be dedicated to various purposes. We do not presume to tell you how or where the state's share of this revenue stream is divided, but believe that those dedicated payments should come from the state's share, as they do in the other bills

Summary

We support SB 249 with our proposed changes.

Those changes would provide the state with a substantial and predictable source of new revenue in FY 2004, give the state an equal or potentially larger share of the net revenues from gaming facilities, and a package that can be financed and implemented.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
BUTLER NATIONAL CORPORATION (Registrant)
March 12, 2003	/S/ Clark D. Stewart Clark D. Stewart (President and Chief Executive Officer)
March 12, 2003 Date	/S/ Angela D. Seba Angela D. Seba (Chief Financial Officer)